                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

          Date of Report (Date of earliest event reported) MAY 25, 2000






                            HEAFNER TIRE GROUP, INC.
--------------------------------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


Delaware                            333-61713                    56-0754594
--------------------------------------------------------------------------------
(STATE OR OTHER JURISDICTION       (COMMISSION                 (IRS EMPLOYER
OF INCORPORATION)                  FILE NUMBER)              IDENTIFICATION NO.)


2105 Water Ridge Parkway, Suite 500, Charlotte, North Carolina         28217
--------------------------------------------------------------------------------
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                             (ZIP CODE)

REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (704) 423-8989




--------------------------------------------------------------------------------
          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Item 2.  Acquisition or Disposition of Assets

(a) On May 25, 2000, Heafner Tire Group, Inc. (the "Company"), purchased all of the outstanding common stock of T.O. Haas Holding Co. Inc. ("Haas"), a tire wholesaler, retreader and retailer, located in Lincoln, Nebraska as well as all of the outstanding common stock of Haas Investment Company ("Haas Investment"). In connection with the acquisition, the Company sold certain parcels of real estate owned by Haas to a former shareholder of Haas (at fair market value), including substantially all of the assets and liabilities of Haas Investment, and leased them back (at fair market value). The net purchase price of the Haas acquisition, giving effect to the real estate transaction and subject to adjustment as provided in the agreement, was approximately $28.6 million (including $1.6 million of assumed debt), of which approximately $1.5 million was withheld at closing pending adjustment as provided in the agreement and $5.2 million of which is payable in the form of noncompete and stayput payments over a period of 6 years.

         The cash portion of the purchase price was funded through the Company's existing revolving credit facility with various banks, administered by Fleet Capital Corporation (the "Revolver"). The Revolver provides for borrowings in the aggregate principal amount of $200 million or the Borrowing Base, as defined, and matures March 2005, extendable by the Company and the banks for an additional 5 years.

(b) Haas is a tire wholesaler, retreader and retailer and has warehouse locations in Nebraska and South Dakota and retail locations in Nebraska and Kansas. The Company intends for Haas to continue in its current line of business and has no plans at this time to devote Haas' assets to any other purpose.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

         (1)      Financial Statements of business acquired
                                                                           PAGE
                                                                           ----
                  Independent Auditors' Report........................      F-1
                  Consolidated Balance Sheet of T.O. Haas Holding
                    Co., Inc. and Subsidiary - December 31, 1999......      F-2
                  Consolidated Statement of Earnings of T.O. Haas
                    Holding Co., Inc. and Subsidiary - Year ended
                    December 31, 1999.................................      F-4
                  Consolidated Statement of Stockholders' Equity and
                    Comprehensive Income of T.O. Haas Holding Co., Inc.
                    and Subsidiary- Year ended December 31, 1999......      F-5
                  Consolidated Statement of Cash Flows of T.O. Haas
                    Holding Co., Inc. and Subsidiary- Year ended
                    December 31, 1999.................................      F-6
                  Notes to Consolidated Financial Statements..........      F-7

                  Condensed Consolidated Balance Sheet of T.O. Haas
                    Holding Co., Inc. and Subsidiary - April 1, 2000
                    (unaudited).......................................      F-15
                  Condensed Consolidated Statements of Operations of
                    T.O. Haas Holding Co., Inc. and Subsidiary - Three
                    Months ended March 27, 1999 and April 1, 2000           F-16
                    (unaudited).......................................
                  Condensed Consolidated Statements of Cash Flows of
                    T.O. Haas Holding Co., Inc. and Subsidiary - Three
                    Months ended March 27, 1999 and April 1, 2000           F-17
                    (unaudited).......................................
                  Notes to Condensed Consolidated Financial Statements      F-18

         (2) The pro forma financial information furnished herein reflects the effect of the acquisition of Haas on the consolidated financial statements of the Company.

                                                                           PAGE
                                                                           ----

                  Pro Forma Consolidated Balance Sheet - April 1, 2000 F-20 Pro Forma Consolidated Statement of Operations -
                    Three Months ended April 1, 2000..................      F-22
                  Pro Forma Consolidated Statement of Operations - Year
                    ended December 31, 1999...........................      F-23

         The exhibits furnished in connection with this report are as follows:

                  Exhibit
                   Number                       Description
                  -------                       -----------

                    2.1 Stock Purchase Agreement dated as of April 14, 2000 by and between Heafner Tire Group, Inc. and T.O. Haas Holding Co., Randall M. Haas and
                              Ricky L. Haas

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
T.O. Haas Holding Co., Inc.:


We have audited the accompanying consolidated balance sheet of T.O. Haas Holding Co., Inc. and subsidiary as of December 31, 1999 and the related consolidated statement of earnings, stockholders' equity and comprehensive income, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of T.O. Haas Holding Co., Inc. and subsidiary as of December 31, 1999 and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.



/s/ KPMG LLP

June 30, 2000
Lincoln, Nebraska

                   T.O. HAAS HOLDING CO., INC. AND SUBSIDIARY

                           Consolidated Balance Sheet

                                December 31, 1999





                    Assets (Note 5)


Current assets:
    Cash                                                          $    940,999
    Trade accounts receivable, less allowance for doubtful
      accounts of $586,334                                          10,809,441
    Inventories (note 2)                                            15,305,130
    Deferred income taxes (note 7)                                     695,300
    Prepaid expenses                                                   175,043
                                                                  ------------

             Total current assets                                   27,925,913
                                                                  ------------

Property, plant, and equipment (notes 3 and 6)                      12,957,998
Less accumulated depreciation                                       (7,234,235)
                                                                  ------------

             Net property, plant, and equipment                      5,723,763
                                                                  ------------

Advances to officers/stockholders                                      201,933
Investment in common stock, at fair market value (note 4)            1,062,000
Other (note 9)                                                       2,410,936













                                                                  ------------

                                                                  $ 37,324,545
                                                                  ============


See accompanying notes to consolidated financial statements.

                   T.O. HAAS HOLDING CO., INC. AND SUBSIDIARY

                           Consolidated Balance Sheet

                                December 31, 1999





           Liabilities and Stockholders' Equity


Current liabilities:
    Net outstanding checks                                        $  2,334,519
    Notes payable (notes 5 and 10)                                   5,071,415
    Current installments of long-term debt (note 6)                    550,500
    Accounts payable                                                14,374,975
    Accrued expenses                                                 1,500,455
    Income taxes payable                                             1,032,600
    Deferred warranty revenue (note 1)                                 120,000
                                                                  ------------

             Total current liabilities                              24,984,464

Deferred warranty revenue (note 1)                                     240,000
Deferred income taxes (note 7)                                         532,100
Stock margin account (note 4)                                          654,248
Long-term debt, excluding current installments (note 6)              6,100,620
                                                                  ------------

             Total liabilities                                      32,511,432
                                                                  ------------

Preferred stock of subsidiary (note 1)                                 142,900

Stockholders' equity:
    Common stock, $.01 par value per share. Authorized 500,000
      shares; issued and outstanding 125,789                             1,258
    Additional paid-in capital                                         868,886
    Retained earnings                                                3,332,010
    Accumulated other comprehensive income, unrealized gain
      on investment in common stock (note 4)                           625,910
    Loan to stockholder (note 1)                                      (157,851)
                                                                   -----------
             Total stockholders' equity                              4,670,213

Commitments (notes 8 and 9)
                                                                   -----------

                                                                   $37,324,545
                                                                   ===========

                   T.O. HAAS HOLDING CO., INC. AND SUBSIDIARY

                       Consolidated Statement of Earnings

                          Year ended December 31, 1999







Sales                                                            $ 107,762,950
Less returns and allowances                                          4,386,947
                                                                 -------------

             Net sales                                             103,376,003

Cost of sales                                                       79,543,363
                                                                 -------------

             Gross profit                                           23,832,640

Selling, general, and administrative expenses                       20,966,921
                                                                 -------------

             Operating income                                        2,865,719
                                                                 -------------

Other income (expense):
    Interest income                                                    107,865
    Interest expense                                                (1,370,543)
    Finance charges                                                    395,366
    Gain on disposal of property, plant, and equipment                  10,461
    Other, net                                                          26,409
                                                                 -------------

                                                                      (830,442)
                                                                 -------------

             Earnings before income tax expense                      2,035,277

Income tax expense (note 7)                                            783,500
                                                                 -------------

             Net earnings                                        $   1,251,777
                                                                 =============


See accompanying notes to consolidated financial statements.

                   T.O. HAAS HOLDING CO., INC. AND SUBSIDIARY

     Consolidated Statement of Stockholders' Equity and Comprehensive Income

                          Year ended December 31, 1999

                                                             Accumulated
                                                                other                   Total
                                     Additional                compre-       Loan       stock-
                             Common    paid-in     Retained    hensive     to stock-   holders'
                             stock     capital     earnings    income       holder      equity
                            --------  ----------  ---------  ------------  ---------  ----------
Balances at
   December 26, 1998          1,258     868,886   2,092,683      713,910   (157,851)   3,518,886
                            --------  ----------  ---------  ------------  ---------  ----------

Comprehensive income:
   Net earnings                  --          --   1,251,777           --         --    1,251,777
   Change in unrealized
     gain, net of taxes          --          --         --       (88,000)        --      (88,000)
                            --------  ----------  ---------  ------------  ---------  ----------

        Total comprehensive
            income               --          --   1,251,777      (88,000)        --    1,163,777

Dividends on preferred
   stock                         --          --    (12,450)           --         --      (12,450)
                            --------  ----------  ---------  ------------  ---------  ----------

Balances at
   December 31, 1999      $   1,258     868,886   3,332,010      625,910   (157,851)   4,670,213
                            ========  ==========  =========  ============  =========  ==========


See accompanying notes to consolidated financial statements.

                   T.O. HAAS HOLDING CO., INC. AND SUBSIDIARY

                      Consolidated Statement of Cash Flows

                          Year ended December 31, 1999







Cash flows from operating activities:
    Net earnings                                                   $ 1,251,777
    Adjustments to reconcile net earnings to net cash
    used by operating activities:
      Depreciation and amortization                                    709,093
      Provision for bad debts                                           14,448
      Deferred income taxes                                           (218,500)
      Gain on sale of assets                                           (10,461)
      Changes in assets and liabilities:
        Trade accounts receivable                                   (2,359,438)
        Inventories                                                 (1,055,268)
        Prepaid expenses                                              (129,528)
        Accounts payable                                                82,894
        Accrued expenses                                               177,109
        Income taxes payable                                           328,011
        Deferred warranty revenue                                      107,000
                                                                   -----------

               Net cash used by operating activities                (1,102,863)
                                                                   -----------

Cash flows from investing activities:
    Proceeds from sale of assets                                        22,226
    Additions to property, plant, and equipment                       (949,617)
    Increase in other assets                                        (1,092,595)
    Increase in officers' advances, net of payments                    (47,854)
                                                                   -----------

               Net cash used by investing activities                (2,067,840)
                                                                   -----------

Cash flows from financing activities:
    Net borrowings on notes payable                                  1,887,830
    Net borrowings on margin account                                    17,604
    Principal payments on long-term debt                              (470,767)
    Dividends paid on preferred stock                                  (12,450)
    Net outstanding checks                                             777,508
                                                                   -----------

               Net cash provided by financing activities             2,199,725
                                                                   -----------

               Net decrease in cash                                   (970,978)

Cash at beginning of year                                            1,911,977
                                                                   -----------

Cash at end of year                                                $   940,999
                                                                   ===========

Supplemental disclosure of cash flow and noncash
   investing/financing activities:
      Interest paid                                                $ 1,370,543
                                                                   ===========

      Income taxes paid                                            $   698,990
                                                                   ===========

      Debt issued to acquire land, buildings, and equipment        $   584,332
                                                                   ===========



See accompanying notes to consolidated financial statements.

                   T.O. HAAS HOLDING CO., INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                                December 31, 1999


(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         ORGANIZATION AND CONSOLIDATION

         T.O. Haas Holding Co., Inc. (Company) is the parent company of T.O. Haas Tire Co., Inc., a wholly owned subsidiary, whose operations consist primarily of wholesale and retail tire sales. All significant intercompany balances and transactions have been eliminated in consolidation.

         ACCOUNTING PERIOD

         The Company maintains its accounting records on a 52-53 week fiscal year. The fiscal year ends on the Saturday closest to December 31. The year ended December 31, 1999 included 53 weeks.

         INVENTORIES

         Inventories are valued at cost primarily under the last-in, first-out
         (LIFO) method, which does not exceed market value. Certain inventories are valued at cost using the first-in, first-out (FIFO) method, which does not differ materially from replacement cost. Inventories consist of tires, wheels and other motor vehicle service parts.

         PROPERTY, PLANT, AND EQUIPMENT

         Property, plant, and equipment are stated at cost. Depreciation is provided over the estimated useful lives of the respective assets using straight-line and declining-balance methods.

         INVESTMENT IN COMMON STOCK

         Investment in common stock is classified as available-for-sale in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, as the Company intends to hold these equity securities for an indefinite period of time. These securities are carried at fair value. Unrealized holding gains or losses, net of the related income tax effect, are excluded from earnings and are reported as a separate component of stockholders' equity until realized. The Company does not maintain investment securities classified as held-to-maturity or trading securities.

         INCOME TAXES

         Certain income and expense items are accounted for in different periods for income tax purposes than for financial reporting purposes. Provisions for deferred income taxes are made in recognition of these temporary differences.

         The Company accounts for income taxes under the asset and liability method which requires the recognition of deferred tax assets and liabilities for expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         REVENUE RECOGNITION AND CONCENTRATION OF CREDIT RISK

         For its wholesale operations, the Company recognizes revenue upon shipment from its distribution centers/warehouse to the customer. For its retail operations, the Company recognizes revenue at the point of sale. In the normal course of business, the Company extends credit, on open accounts, to its customers after performing a credit analysis based on a number of financial and other criteria. The Company performs ongoing credit evaluations of its customers' financial condition and does not normally require collateral; however, letters of credit and other security are occasionally required for certain new and existing customers. Allowances are maintained for potential credit losses and such losses have been within management's expectations. The Company defers revenue from warranty agreements and recognizes revenues over the estimated period earned based on Company experience.

                   T.O. HAAS HOLDING CO., INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                                December 31, 1999


         LOAN TO STOCKHOLDER

         The loan receivable from stockholder relates to the acquisition of treasury shares during 1998 and is payable on demand with interest at 7%.

         COMPREHENSIVE INCOME

         Comprehensive income consists of net earnings and unrealized gain
         (loss) on investment in common stock and is presented in the consolidated statements of stockholders' equity and comprehensive income.

         PREFERRED STOCK OF SUBSIDIARY

         T.O. Haas Tire Co., Inc. has 8 percent cumulative preferred stock with a par value of $10 per share. There were 14,290 outstanding shares as of December 31, 1999. These shares were redeemed by Company shareholders in connection with the sale of the common stock of the Company (See note 10).

         USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2)      INVENTORIES

         The table below presents selected financial information as reported in the consolidated financial statements as of and for the year ended December 31, 1999 using the LIFO method of inventory valuation for a portion of the inventories and the FIFO method for the balance of the inventories as compared to amounts had all inventories been valued using the FIFO method:

-
                                                    As              If
                                                 reported        reported
                                                   under           under
                                                 LIFO/FIFO         FIFO
                                               -------------   -------------

         Inventories valued using FIFO         $     459,157         459,157
         Inventories valued using LIFO            14,845,973      16,028,313
                                               -------------   -------------

                  Total inventories            $  15,305,130      16,487,470
                                               =============   =============

         Cost of sales                         $  79,543,363      79,607,365
                                               =============   =============

                   T.O. HAAS HOLDING CO., INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                                December 31, 1999


(3)      PROPERTY, PLANT, AND EQUIPMENT

         A summary of property, plant, and equipment, at cost, as of December 31, 1999 is shown below:


                                           Estimated
                                          useful life
                                           in years
                                          -----------

         Land                                  -             $    961,109
         Buildings                          10 - 40             3,583,180
         Leasehold improvements             10 - 20               525,011
         Retreading equipment                  7                  600,202
         Service equipment                   2 - 7              1,651,524
         Transportation equipment            3 - 7              3,652,083
         Warehouse equipment                   7                  890,182
         Furniture and fixtures              5 - 10             1,094,707
                                                             ------------

                                                             $ 12,957,998
                                                             ============




(4)      INVESTMENT IN COMMON STOCK

         The Company owns common stock of a publicly traded company. The investment in common stock is recorded at fair value, which exceeds historical cost. The historical cost, estimated fair value, unrealized holding gain, and related deferred income tax effect as of December 31, 1999 is shown below:

                                                RELATED   UNREALIZED
                  NUMBER                       NONCURRENT  GAIN TO
                    OF                         DEFERRED     STOCK-
                  SHARES  HISTORICAL   FAIR     INCOME     HOLDERS'
                  OWNED      COST      VALUE    TAXES      EQUITY
                  ------- ---------- --------- ---------- ----------

                  169,845 $   10,089 1,062,000   426,000     625,910
                  ======= ========== ========= ========== ==========

                   T.O. HAAS HOLDING CO., INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                                December 31, 1999


         The investment in common stock is collateral for a stock margin account which the Company has recorded as a non-current liability in the accompanying consolidated balance sheets. No scheduled payments are required under the terms of the stock margin account. Company management has no intention to make payments on the stock margin account, except in the instance of a margin call. Management has assessed the potential for a margin call as highly unlikely due to the historical performance of the common stock. The fair market value of the common stock is approximately $950,000 as of June 8, 2000. Interest on the stock margin account is at a variable rate (7.5% as of December 31, 1999), payable monthly.

(5)      NOTES PAYABLE

         A note payable to US Bank National Association (US Bank) is secured by all assets of the Company subject to prior liens. The loan agreement has various provisions, restrictions, and limitations related to minimum net earnings and net worth levels, asset acquisitions, indebtedness, and financial reporting requirements. In management's opinion, the Company has complied with all requirements in the US Bank loan agreement.

         The indebtedness due June 30, 2001 has been segmented into short- and long-term components as noted below. The revolving portion of the note payable is repaid from cash collected on accounts receivable; this portion has been classified as short-term, with interest at .25% above prime (8.75% as of December 31, 1999). The long-term portion has a fixed rate equal to the Eurodollar rate plus 250 basis points (8.1% as of December 31, 1999). Interest is payable monthly. The Company has borrowed on this note payable as of December 31, 1999 as follows:


         Short-term revolving portion                  $  5,071,415
         Long-term fixed portion (note 6)                 4,000,000
                                                       ============

         The Company has a $13 million line of credit available on this note payable, thus, as of December 31, 1999, the Company had $3,928,585 remaining credit available under this note. See note 10 regarding payoff of US Bank debt subsequent to year end.

                   T.O. HAAS HOLDING CO., INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                                December 31, 1999


(6)      LONG-TERM DEBT

         The following is the long-term debt as of December 31, 1999:

Long-term portion of US Bank note, due June 30, 2001. (See note 5)                     $  4,000,000
Real estate note payable, bearing interest at 10.0%, due in monthly principal installments of $6,229. A lump-sum payment of the remaining balance is due
    June 30, 2003. (US Bank acquired this note during 1999 and extended due date to June 30, 2003). Secured by real estate with depreciated cost of
    approximately $361,000                                                                  187,858
Real estate notes payable, bearing interest at 7.33% and 8.29%. Due in monthly principal installments of $10,000 with a lump-sum payment due June 2003.
    Secured by real estate with a depreciated cost of approximately $1,826,000            1,362,904
Land contract note payable with interest at 7.25%, due in monthly installments of $2,500, including interest, to February 2001, secured
    by real estate with a depreciated cost of approximately $236,000                         32,210
Various notes payable, bearing interest from 4.9% to 10.45%, due in monthly installments totaling approximately $43,000, including interest, maturing at various dates to July 2003, secured by equipment with a depreciated cost of
    approximately $1,141,000                                                              1,068,148
                                                                                       ------------

                                                                                          6,651,120

Less current installments of long-term debt                                                 550,500
                                                                                       ------------

          Long-term debt, excluding current installments                               $  6,100,620
                                                                                       ============


         The aggregate maturities of long-term debt for each of the years in the five-year period ending December 31, 2004 are approximately as follows:
         2000, $550,500; 2001, $488,000; 2002, $326,000; 2003, $274,000; and
         2004, $65,000 (see note 10).

(7)      INCOME TAXES

         Components of income tax expense for the year ended December 31, 1999 are shown below:

         Current income tax expense:
           Federal                                   $   881,000
           State                                         121,000
                                                     -----------

                                                       1,002,000

         Deferred income tax benefit                    (218,500)
                                                     -----------

                 Total income tax expense            $   783,500
                                                     ===========

                   T.O. HAAS HOLDING CO., INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                                December 31, 1999


         Income tax expense differs from the "expected" income tax expense computed by applying the federal and state statutory tax rates to earnings before income taxes. The reasons for this difference are shown below:


         Computed "expected" income tax expense                   $    814,111
         Federal tax benefit from state income tax deduction           (40,700)
         Nondeductible meal and entertainment expenses                  18,900
         Nondeductible officers' life insurance premiums                (6,900)
         Other                                                          (1,911)
                                                                  ------------

                  Total income tax expense                        $    783,500
                                                                  ============



         The sources of deferred income taxes and their tax effects are shown below:


         Current:
           Inventory                                    $ (133,500)
           Allowance for doubtful accounts                  (5,800)
           Deferred warranty revenue                       (14,000)
           Accrued vacation                                (13,000)
                                                        ----------

                                                          (166,300)
                                                        ----------

         Noncurrent:
           Depreciation                                    (28,200)
           Loss on sale of assets                            5,000
           Deferred warranty revenue                       (29,000)
                                                        ----------

                                                           (52,200)
                                                        ----------

                  Deferred income tax benefit           $ (218,500)
                                                        ==========

                   T.O. HAAS HOLDING CO., INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                                December 31, 1999


         The significant components of the deferred income tax assets and the deferred income tax liabilities as of December 31, 1999 are shown below:


         Deferred tax assets related to:
           Inventory                                    $    295,100
           Accounts receivable                               236,200
           Deferred warranty revenue                         144,000
           Accrued vacation                                  116,000
                                                        ------------

                  Deferred tax asset                         791,300
                                                        ------------

         Deferred tax liabilities related to:
           Investment in common stock                        426,000
           Depreciation                                      202,100
                                                        ------------

                  Deferred tax liability                     628,100
                                                        ------------

                  Net deferred tax asset                $    163,200
                                                        ============


         In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences. Consequently, no valuation allowance is considered necessary.

(8)      SAVINGS PLAN

         The Company provides a 401(k) savings plan, a defined contribution plan, for employees who are at least twenty-one years of age and have been employed for at least one year. Employees can elect to make a basic contribution from 1% to 3% of their annual base salary, plus an additional 10% of their annual base salary. The Company contributes an amount equal to 20% of the employees' basic contributions, which approximated $32,000 for the year ended December 31, 1999. Employees become 100% vested in the Company's contributions after six years.

(9)      LEASES

         The Company has entered into various operating lease agreements for building space and equipment. Rental expense for the year ended December 31, 1999 and terms are as shown on the following page.

                   T.O. HAAS HOLDING CO., INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                                December 31, 1999



               Property                              Terms
         ---------------------------------      ---------------

         Warehouse and storage                    1 - 10 years     $   410,766
         Retail store                             3 - 5 years          535,821
         Bandag facility                            5 years             60,000
         Bandag equipment                           5 years             92,465
         Service equipment                        3 - 5 years               --
         Transportation equipment                 1 - 5 years          413,901
         Office equipment                           5 years             13,725
         Warehouse equipment                        3 years             48,541
         Computer equipment                         3 years             17,892
         Other miscellaneous short-term             Various              8,789
                                                                   -----------

                                                                   $ 1,601,900
                                                                   ===========



         Lease payments to related parties, primarily companies owned by stockholders, directors, and officers, in the normal course of operations totaled $748,190 for the year ended December 31, 1999. In the accompanying consolidated balance sheet, other assets include receivables from related parties of approximately $1,501,000 as of December 31, 1999.

         Future minimum lease payments under noncancelable leases as of December 31, 1999 for the five years 2000 through 2004 are as follows:



                         2000          $  2,152,406
                         2001             2,089,856
                         2002             1,919,858
                         2003             1,671,925
                         2004             1,521,401
                                       ============




(10)     SUBSEQUENT EVENT

         On April 14, 2000, the Company's stockholders signed an agreement to sell 100% of the outstanding common stock in the Company to Heafner Tire Group, Inc., headquartered in Charlotte, North Carolina. Heafner Tire Group, Inc. sells tires and automotive parts from retail and wholesale locations in the Southeast and West Coast areas of the United States. The transaction closed on May 25, 2000 and in connection therewith, the notes payable with US Bank (listed in note 5) were paid in full.

                   T.O. HAAS HOLDING CO., INC. AND SUBSIDIARY

                      CONDENSED CONSOLIDATED BALANCE SHEET
                      (in thousands, except share amounts)

                                                             APRIL  1, 2000
                                                             --------------
                                                               (UNAUDITED)
ASSETS
Current assets:
  Cash ...................................................      $    919
  Trade accounts receivable, less allowance of $568.......        10,917
  Inventories, net .......................................        17,215
  Other current assets ...................................           876
                                                                --------
       Total current assets ..............................        29,927
                                                                --------
Property, plant and equipment, net .......................         5,928
Other assets .............................................         4,131
                                                                --------
                                                                $ 39,986
                                                                ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable .......................................      $ 19,598
  Notes payable and current maturities of
    long-term debt .......................................         7,287
  Accrued expenses .......................................         1,144
                                                                --------
       Total current liabilities .........................        28,029
                                                                --------
Revolving credit borrowings ..............................         4,000
Long-term debt ...........................................         2,887
Other liabilities ........................................           690

Preferred stock of subsidiary ............................           143

Commitments and contingencies

Stockholders' equity:
  Common stock, par value $.01 per share; authorized
    500,000 shares; 125,789 shares issued and
    outstanding ..........................................             1
  Additional paid-in capital .............................           869
  Loan to stockholder ....................................          (158)
  Accumulated other comprehensive income, unrealized
    gain on investment in common stock ...................           506
  Retained earnings ......................................         3,019
                                                                --------
       Total stockholders' equity ........................         4,237
                                                                --------

                                                                $ 39,986
                                                                ========

      The accompanying notes to condensed consolidated financial statements are an integral part of these statements.

                   T.O. HAAS HOLDING CO., INC. AND SUBSIDIARY

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
                                 (in thousands)

                                                         QUARTERS ENDED
                                                         --------------
                                                 APRIL 1, 2000   MARCH 27, 1999
                                                 -------------   --------------
Net sales .....................................     $ 24,041        $ 20,876
Cost of goods sold ............................       18,869          16,381
                                                    --------        --------
  Gross profit ................................        5,172           4,495
Selling, general and administrative expenses...        5,383           4,504
                                                    --------        --------
  Loss from operations.........................         (211)             (9)
                                                    --------        --------
Other income (expense):
  Interest expense, net .......................         (288)           (240)
  Other income ................................           52              48
                                                    --------        --------
Loss from operations before
  income tax benefit ..........................         (447)           (201)
Income tax benefit ............................         (134)            (68)
                                                    --------        --------
Net loss ......................................     $   (313)       $   (133)
                                                    ========        ========

      The accompanying notes to condensed consolidated financial statements are an integral part of these statements.

                   T.O. HAAS HOLDING CO., INC. AND SUBSIDIARY

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                                 (in thousands)

                                                           QUARTERS ENDED
                                                           --------------
                                                   APRIL 1, 2000  MARCH 27, 1999
                                                   -------------  --------------
 CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss ......................................    $  (313)      $  (133)
   Adjustments to reconcile net loss to net cash
     used in operating activities --
       Depreciation and amortization .............        154           139
   Change in assets and liabilities:
       Accounts receivable, net ..................       (108)         (422)
       Inventories, net ..........................     (1,910)       (3,052)
       Other current assets ......................         (6)          (30)
       Accounts payable and accrued expenses .....      3,541         1,710
                                                      -------       -------
        Net cash provided by (used in)
          operating activities....................      1,358        (1,788)
                                                      -------       -------

 CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment ............       (321)         (101)
   Other, net ....................................       (658)         (177)
                                                      -------       -------
        Net cash used in investing activities ....       (979)         (278)
                                                      -------       -------

 CASH FLOWS FROM FINANCING ACTIVITIES:
   Increase in revolving credit borrowings, net ..      1,690         2,134
   Proceeds from long-term debt ..................        228             0
   Principal payments on long-term debt ..........       (158)         (107)
   Net outstanding checks ........................     (2,161)           41
                                                      -------       -------
        Net cash provided by (used in) financing
          activities .............................       (401)        2,068
                                                      -------       -------

 NET INCREASE (DECREASE) IN CASH .................        (22)            2
 CASH, BEGINNING OF PERIOD .......................        941         1,912
                                                      -------       -------
 CASH, END OF PERIOD .............................    $   919       $ 1,914
                                                      =======       =======

 SUPPLEMENTAL DISCLOSURES OF CASH FLOW
   INFORMATION --

   Cash payments for interest ...................     $   276       $   206
                                                      =======       =======

   Cash payments for taxes ......................     $ 1,045       $   331
                                                      =======       =======



      The accompanying notes to condensed consolidated financial statements are an integral part of these statements.

                   T.O. HAAS HOLDING CO., INC. AND SUBSIDIARY

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


1.    BASIS OF PRESENTATION:

The unaudited condensed consolidated balance sheet as of April 1, 2000, and the condensed consolidated statements of operations and cash flows for the quarters ended April 1, 2000 and March 27, 1999, have been prepared by T.O. Haas Holding Co., Inc. and subsidiary ("Haas") and have not been audited. In the opinion of management of Haas, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position, the results of its operations and cash flows have been made. Certain information and footnote disclosure normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These financial statements should be read in conjunction with the financial statements for the year ended December 31, 1999 and notes thereto included elsewhere in this document. The results of the operations for the quarter ended April 1, 2000 are not necessarily indicative of the operating results for the full fiscal year.


2.    COMPREHENSIVE LOSS:

Comprehensive loss consists of the Company's net loss and the unrealized holding losses, net of the related tax effect, on the Company's investments classified as available-for-sale. The comprehensive loss for the quarters ended April 1, 2000 and March 27, 1999 was approximately $429,000 and $271,000, respectively.

3.    SUBSEQUENT EVENT:

On April 14, 2000, the stockholders of Haas signed an agreement to sell 100% of the outstanding common stock to Heafner Tire Group, Inc., headquartered in Charlotte, North Carolina. Heafner Tire Group, Inc. sells tires and automotive parts from retail and wholesale locations in the Southeast and Western region of the United States. The transaction closed on May 25, 2000 and in connection therewith, the notes payable with US Bank were paid in full.

                      PRO FORMA CONSOLIDATED FINANCIAL DATA

The following Unaudited Pro Forma Consolidated Statement of Operations of the Company for the three months ended April 1, 2000 reflects the May 25, 2000 acquisition of Haas as if the transaction had occurred on January 1, 2000. The following Unaudited Pro Forma Consolidated Statement of Operations of the Company for the year ended December 31, 1999 reflects the acquisition of Haas as if the transaction had occurred on January 1, 1999. The following Unaudited Pro Forma Consolidated Balance Sheet of the Company as of April 1, 2000 reflects the acquisition of Haas as if it had occurred on that date.

The pro forma statements do not purport to represent what the Company's financial position or the results of operations would actually have been if the transaction had occurred at the beginning of each period presented or on April 1, 2000, or to project the Company's consolidated results of operations or financial position at any future date or for any future period.

                            HEAFNER TIRE GROUP, INC.
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                      (in thousands, except share amounts)

                                                                                              HAAS
                                                           ACTUAL         HAAS AS OF       ACQUISITION          PRO FORMA
                                                       APRIL 1, 2000   APRIL 1, 2000(14)   ADJUSTMENTS         AS ADJUSTED
                                                       -------------   -----------------   -----------         -----------
ASSETS
Current assets:
  Cash and cash equivalents...........................    $ 11,007        $     919        $                    $  11,926
  Accounts receivable, net............................      98,100           10,917               (69) (1)        108,948
  Inventories, net....................................     150,400           17,215               896  (2)        168,511
  Other current assets................................      28,106              876                                28,982
                                                         ---------        ---------        ----------           ---------
       Total current assets...........................     287,613           29,927               827             318,367
                                                         ---------        ---------        ----------           ---------
Property and equipment, net...........................      47,823            5,928            (2,908) (3)         50,843
Goodwill, net.........................................     105,157                0            10,805  (4)        115,962
Other intangible assets, net..........................       7,210                0             4,137  (5)         11,347
Other assets..........................................      13,736            4,131            (1,628) (6)         16,239
                                                         ---------        ---------        -----------          ---------
                                                         $ 461,539        $  39,986        $   11,233           $ 512,758
                                                         =========        =========        ==========           =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable....................................   $ 174,235        $  19,598        $        0           $ 193,833
  Accrued expenses....................................      29,570            1,144             2,155  (7)         32,869
  Current maturities of long-term debt................       1,890            7,287            (7,000) (8)          2,177
                                                         ---------        ---------        ----------           ---------
       Total current liabilities......................     205,695           28,029            (4,845)            228,879
                                                         ---------        ---------        ----------           ---------
Revolving credit borrowings...........................      67,070            4,000            18,842  (9)         89,912
Long-term debt........................................     159,315            2,887            (1,960) (10)       160,242
Other liabilities.....................................       9,572              690             3,576  (11)        13,838

Preferred stock.......................................      11,094              143              (143) (12)        11,094
Warrants..............................................       1,137                0                 0               1,137

Commitments and contingencies

Stockholders' equity:
 Common stock.........................................          53                1                (1) (12)            53
  Additional paid-in capital..........................      23,981              869              (869) (12)        23,981
  Other comprehensive income..........................           0              506              (506) (12)             0
  Notes receivable from stockholders..................      (1,046)            (158)              158  (13)        (1,046)
  Retained earnings (deficit).........................     (15,332)           3,019            (3,019) (12)       (15,332)
                                                         ---------        ---------         ---------           ---------
       Total stockholders' equity.....................       7,656            4,237            (4,237)              7,656
                                                         ---------        ---------         ---------           ---------
                                                         $ 461,539        $  39,986         $  11,233           $ 512,758
                                                         =========        =========         =========           =========

Notes to Unaudited Pro Forma Consolidated Balance Sheet:

(1)      Represents repayment of current portion of related party receivables.

(2) Represents adjustment to change inventory valuation from LIFO basis to FIFO basis at net realizable value.

(3) Reflects (a) a $0.4 million write-up of net fixed assets to fair market value and (b) $3.3 million elimination of real estate sold back to former shareholder.

(4) Reflects the net adjustment to goodwill after recording the fair value of assets and liabilities. Resulting goodwill to be amortized on an assumed 15-year life.

(5) Reflects the adjustment for noncompete and other covenants. Resulting intangible to be amortized over a period of 6 years.

(6) Reflects (a) $1.0 million elimination of stock to be contributed to a third party in connection with the acquisition, (b) $0.5 million repayment of related party receivables and (c) $0.1 million related to the elimination of historical intangibles.

(7) Reflects (a) $1.5 million of purchase price withheld at closing, pending adjustment as provided in the agreement and (b) $0.7 million payable to former Haas shareholders for noncompete covenants and other deferred payments.

(8) Reflects the repayment of the current portion of Haas credit facilities.

(9) Reflects (a) $4.0 million repayment of the long-term portion of the Haas credit facilities offset by (b) $22.9 million of net additional borrowings under the Company's Revolver to fund the acquisition.

(10) Reflects (a) elimination of the $1.5 million debt related to the real estate sold back to former shareholder, (b) elimination of the $0.4 million margin account related to stock to be contributed to a third party in connection with the acquisition.

(11) Reflects (a) $3.5 million payable to former Haas shareholders for noncompete covenants and other deferred payments (b) $0.5 million deferred income tax liability related to fair market value adjustments offset by $0.6 million elimination of deferred tax liabilities related to assets subsequently disposed of and (c) $0.2 million adjustment of long-term liabilities to fair market value.

(12)     Reflects the elimination of the historical Haas equity accounts.

(13)     Reflects the repayment of loan to a stockholder.

(14) This column reflects the balance sheet of T.O. Haas Holding Co., Inc. and subsidiary only. The balance sheet of Haas Investment Company is excluded as, in connection with the acquisition and related transactions, substantially all of the assets and liabilities of Haas Investment Company are retained by the seller.

                            HEAFNER TIRE GROUP, INC.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                        THREE MONTHS ENDED APRIL 1, 2000
                                 (in thousands)

                                                                   HAAS FOR THE
                                                                   THREE MONTHS       HAAS
                                                        ACTUAL     ENDED APRIL 1,  ACQUISITION         PRO FORMA
                                                    APRIL 1, 2000      2000        ADJUSTMENTS        AS ADJUSTED
                                                    -------------  --------------  -----------        -----------
  Net sales....................................       $ 254,428     $  24,041       $      0           $ 278,469
  Cost of goods sold...........................         195,419        18,869              0             214,288
                                                      ---------     ---------       --------           ---------
    Gross profit...............................          59,009         5,172              0              64,181
  Selling, general and administrative expenses.          57,820         5,383            621  (1)         63,824
                                                      ---------     ---------       --------           ---------
    Income (loss) from operations..............           1,189          (211)          (621)                357
                                                      ---------     ---------       --------           ---------
  Other income (expense):
    Interest expense, net......................          (5,829)         (288)          (381) (2)         (6,498)
    Other income...............................             577            52              0                 629
                                                      ---------     ---------       --------           ---------
  Loss from operations before
    benefit for income taxes...................          (4,063)         (447)        (1,002)             (5,512)
  Benefit for income taxes.....................          (1,152)         (134)          (329) (3)         (1,615)
                                                      ---------     ---------       --------           ---------
  Net loss.....................................       $  (2,911)    $    (313)     $    (673)          $  (3,897)
                                                      =========     =========      =========           =========

                            HEAFNER TIRE GROUP, INC.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999
                                 (in thousands)

                                                                        HAAS FOR THE         HAAS
                                                        ACTUAL           YEAR ENDED       ACQUISITION          PRO FORMA
                                                 DECEMBER 31, 1999   DECEMBER 31, 1999    ADJUSTMENTS         AS ADJUSTED
                                                 -----------------   -----------------    -----------         -----------
  Net sales ...................................      $1,016,589        $  103,376          $        0          $1,119,965
  Cost of goods sold...........................         787,480            79,543                   0             867,023
                                                     ----------        ----------          ----------          ----------
    Gross profit...............................         229,109            23,833                   0             252,942
  Selling, general and administrative expenses.         212,739            20,967               2,285  (4)        235,991
  Special and nonrecurring charges.............           3,500                 0                   0               3,500
                                                     ----------        ----------          ----------          ----------
    Income (loss) from operations..............          12,870             2,866              (2,285)             13,451
                                                     ----------        ----------          ----------          ----------
  Other income (expense):
    Interest expense, net......................         (22,053)           (1,262)             (1,650) (5)        (24,965)
    Other income...............................           2,247               431                   0               2,678
                                                     ----------        ----------          ----------          ----------
  Income (loss) from operations before
    provision (benefit) for income taxes.......          (6,936)            2,035              (3,935)             (8,836)
  Provision (benefit) for income taxes.........            (348)              783              (1,286) (6)           (851)
                                                     ----------        ----------          ----------          ----------
  Net income (loss)............................        $ (6,588)       $    1,252          $   (2,649)         $   (7,985)
                                                     ==========        ==========          ==========          ==========

Notes to Unaudited Pro Forma Consolidated Statement of Operations:

(1) Represents (a) $0.1 million additional rent expense related to real estate transferred to former shareholder and renegotiated related party leases, reduced by elimination of historical depreciation expense, (b) $0.2 million amortization on Haas goodwill based on a 15-year life and
         (c) $0.3 million amortization of Haas noncompete covenant and other deferred payments.

(2) Represents (a) $0.6 million increase in interest expense due to increased borrowings under the Revolver at an assumed interest rate of 9.0%, (b) $0.1 million increase in interest expense due to incurrence of liability to Haas shareholders for noncompete and other deferred payments at an assumed rate of 9.0%, offset by (c) elimination of $0.2 million Haas historical interest on line of credit and (d) $0.1 million elimination of interest expense related to debt associated with real estate transferred to former shareholder.

(3) Reflects income tax effect of above adjustments (1) and (2) at an assumed effective rate of 33% as a result of the effect of nondeductible goodwill.

(4) Represents (a) $0.4 million additional rent expense related to real estate transferred to former shareholder and renegotiated related party leases, reduced by elimination of historical depreciation expense, (b) $0.7 million amortization on Haas goodwill based on a 15-year life and
         (c) $1.2 million amortization of Haas noncompete covenant and other deferred payments.

(5) Represents (a) $2.2 million increase in interest expense due to increased borrowings under the Revolver at an assumed interest rate of 9.0%, (b) $0.4 million increase in interest expense due to incurrence of liability to Haas shareholders for noncompete and other deferred payments at an assumed rate of 9.0%, offset by (c) elimination of $0.8 million Haas historical interest on line of credit and (d) $0.1 million elimination of interest expense related to debt associated with real estate transferred to former shareholder.

(6) Reflects income tax effect of above adjustments (4) and (5) at an assumed effective rate of 33% as a result of the effect of nondeductible goodwill.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: November 14, 2000
                                            HEAFNER TIRE GROUP, INC.


                                            By:      /s/ DAVID H. TAYLOR
                                                --------------------------------
                                                         David H. Taylor
                                                    Senior Vice President and
                                                     Chief Financial Officer
                                                (On behalf of the Registrant and
                                                 as Principal Financial Officer)